Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-158750) and related prospectus of La Jolla Pharmaceutical Company for the registration of 10,173,120 shares of its common stock and to the incorporation by reference therein of our reports dated March 27, 2009, with respect to the consolidated financial statements of La Jolla Pharmaceutical Company and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in its Annual Report (Form 10-K), for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
May 21, 2009